EXHIBIT 99.1 – Press release

For Immediate Release
August 17, 2009

Peoples Educational Holdings, Inc. Reports Fiscal Fourth Quarter and Year End Results

Saddle Brook, New Jersey, August 17, 2009 – Peoples Educational Holdings, Inc. (NASDAQ: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced its financial results for its fourth quarter and year ended May 31, 2009.

Revenue for the fourth quarter was $7.4 million, a decrease of 10% from the same period in the prior year.  Revenue from the Test Preparation, Assessment and Instruction product group was $5.2 million for the quarter, a decline of 16% from the prior year. College Preparation revenue for the quarter was $1.7 million, a decrease of 15% from the prior year.  In addition, $0.4 million of revenue was generated from the new Literacy product offerings, which was launched during the fourth quarter.  Net loss for the quarter, including the $0.7 million income tax expense related to the establishment of a deferred tax valuation allowance, was $1.3 million compared to a net loss of $0.7 million in the prior year. Non-GAAP net loss, which excludes non-recurring costs, including the deferred tax valuation allowance expense, and adjusts for the difference between prepublication expenditures and amortization for the quarter was $0.4 million compared to a loss of $0.2 million during the same period in the prior year (see Exhibit 1).

Revenue for the year ended May 31, 2009 was $36.9 million, a decrease of 8% from the prior year.  Test Preparation, Assessment and Instruction product group revenue was $22.4 million for the year, a decline of 13%.  College Preparation revenue was $14.1 million for the year, a decrease of 2%. In addition, $0.4 million of revenue was generated from the new Literacy products.   Net loss for the year was $1.1 million compared to a loss of $0.8 million in fiscal 2008. Included in the loss for fiscal 2009 was a $0.7 million income tax expense related to the establishment of a deferred tax valuation allowance.  Non-GAAP net income was $0.7 million, an improvement of 36%, when compared with $0.5 million in fiscal 2008 (see Exhibit 1).

Financial Highlights for the Year Ended May 31, 2009

•
Free Cash Flow, which is cash provided by operating activities reduced by expenditures for publication cost, equipment and intangibles, (see Exhibit 2) improved $1.2 million on a year-over-year basis from $1.0 million to $2.2 million.

•	Non-GAAP earnings per basic and diluted share increased from $0.11 in the prior year to $0.15, an improvement of 36%.
•	Direct Costs have slightly increased from 43.2% of revenue in the prior year to 44.4%; however this increase is due to a change in revenue mix.
•
Selling and Marketing costs decreased 17% from $11.2 million in the prior year to $9.3 million in the current year.   As a percentage of revenue, the expense decreased on a year-over–year basis from 28% to 25%.

•	General and Administrative expenses of $4.5 million represent a decline of 4% from the prior year.
•	Bank Debt at May 31, 2009 was $13.7 million, a decrease of $2.2 million from the same period in the prior year.
•
Interest Expense decreased from $1.3 million to $0.7 million primarily due to lower average outstanding debt on a year-over-year basis, lower interest rates and a $143,000 decrease in the fair value adjustment related to the interest rate swap on our term loan.

•	We expanded our product offering into the literacy market niche as we entered into exclusive distribution agreements with three publishers to distribute their literacy products in the United States.

Business Outlook

Brian T. Beckwith, President and CEO, commented, “Although the K-12 supplemental materials market has been challenging over the past year, we continued to gain market share by outperforming the market. According to the Association of American Publishers, supplemental spending for the year ended May 31, 2009, decreased 15% compared to the prior year.  Despite the difficult environment, and the resulting decline in revenues, we’re pleased that we were able to increase our Non-GAAP net income and Free Cash Flow compared to the prior year through aggressive cost reductions. Looking ahead to fiscal 2010, we expect to resume revenue growth while focusing on continued improvements in profitability. We are projecting revenue to be between $37 million and $39 million, and net income to be $0.5 million to $0.9 million or $0.11 to $0.20 per basic share.  We expect Non-GAAP net income to be between $0.7 million and $1.1 million or $0.16 to $0.25 per basic share.   In addition, we expect positive Free Cash Flow to range between $2.0 million to $2.5 million.”

Use of Non-GAAP Financial Measures

Some of the measures in this press release are Non-GAAP financial measures within the meaning of SEC Regulation G.  Peoples Educational Holdings, Inc. believes presenting Non-GAAP net income and Non-GAAP earnings per share and Free Cash Flow are useful to investors because it describes the operating performance of the Company and helps investors gauge the Company’s ability to generate cash flow excluding non-recurring charges and fluctuations between new product development amortization and new product development expenditures.  Company management uses these Non-GAAP measures as important indicators of the Company’s past performance and to plan and forecast performance in future periods.  The Non-GAAP financial information Peoples Educational Holdings presents, may not be comparable to similarly titled financial measures used by other companies, and investors should not consider Non-GAAP financial measures in isolation from, or in substitution for, financial information presented in compliance with GAAP.

About Peoples Educational Holdings, Inc.

Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. We focus our efforts in three market areas:

Test Preparation, Assessment, and Instruction
Test Preparation and Assessment: We create and sell state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests.

Instruction: We produce and sell proprietary state customized print worktexts, and print and web-based delivered assessments.  These products provide students with in-depth instruction and practice in reading, language arts, and mathematics.  In addition, our backlist remedial and multicultural products are included in this group.

Literacy
We distribute for three publishers, on an exclusive basis in the United States, supplemental literacy materials for grades K-8.  These materials include an extensive selection of leveled reading materials, high interest engaging resources for striving readers, series that integrate reading, science and social studies, and selections and strategies for students who are in the process of learning English.

College Preparation
We distribute instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses. We are the exclusive high school distributor for two major college publishers, and we also create proprietary supplemental materials for this market.

Our proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through our direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.

Contacts:

Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

CONSOLIDATED BALANCE SHEETS (AUDITED)
(In Thousands-Except Share Data)
	May 31, 2009	May 31, 2008
ASSETS
Current Assets
Cash and Cash Equivalents	$42	$53
Accounts Receivable Net of Allowances for
Doubtful Accounts and Returns	2,842	3,664
Inventory	4,219	4,394
Prepaid Expenses and Other	323	404
Prepaid Marketing Expenses	862	829
Deferred Income Taxes	1,092	1,024
Total Current Assets	9,380	10,368
Equipment - At Cost, Less Accumulated Depreciation
of $2,241 and $1,994, respectively	387	566
Other Assets
Deferred Prepublication Costs, Net	13,466	15,200
Deferred Income Taxes	1,006	1,536
Trademarks, Net	170	191
Prepaid Expenses and Other	273	263
Prepaid Marketing Expenses	-	495
Total Other Assets	14,915	17,685
Total Assets	$24,682	$28,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Current Maturities of Long Term Obligations	$2,034	$2,042
Accounts Payable	3,998	4,906
Accrued Compensation	170	247
Other Accrued Expenses	855	347
Deferred Revenue	278	475
Total Current Liabilities	7,335	8,017
Long Term Obligations, Less Current Maturities	11,854	14,046
Total Liabilities	19,189	22,063
Commitments and Contingencies
Stockholders' Equity
Preferred Stock, authorized 1,500,000 shares; none issued	-	-
Common Stock, $0.02 par value; authorized 8,500,000 shares;
issued, 4,478,434 as of May 31, 2009 and 4,470,734 as of May 31, 2008	90	89
Additional Paid In Capital	8,060	8,013
Accumulated Deficit	(2,593)	(1,482)
Treasury Stock, 16,232 shares for both periods, at cost	(64)	(64)
Total Stockholders' Equity	5,493	6,556
Total Liabilities and Stockholders' Equity	$24,682	$28,619

CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands- Except Share Data)
	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue, Net	$7,386	$8,230	$36,867	$39,989

Cost of Revenue
Direct Costs	3,136	3,430	16,378	17,256
Prepublication Cost Amortization	1,516	1,639	6,556	6,704
Total	4,652	5,069	22,934	23,960

Gross Profit	2,734	3,161	13,933	16,029

Selling, General and Administrative Expenses	3,454	3,991	13,818	15,958

Income (Loss) from Operations	(720)	(830)	115	71

Other Expenses, Net	96	53	115	95
Interest Expense	113	153	677	1,287
Total	209	206	792	1,382

Loss Before Income Taxes	(929)	(1,036)	(677)	(1,311)

Income Tax Expense (Benefit)	341	(374)	434	(537)

Net Loss	$(1,270)	$(662)	$(1,111)	$(774)

Net Loss per Common Share
Basic and Diluted	$(0.28)	$(0.15)	$(0.25)	$(0.17)

Weighted-average Number of Common Shares Outstanding
Basic and Diluted	4,462	4,455	4,457	4,445

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (AUDITED)
(In Thousands)
	Twelve Months Ended
	May 31,
	2009	2008
Cash Flows From Operating Activities
Net Loss	$(1,111)	$(774)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities
Depreciation	284	308
Amortization of Prepublication Costs and Trademarks	6,591	6,732
Stock-Based Compensation	48	50
Market Value Adjustment of Interest Rate Swap	5	148
Deferred Income Taxes	462	(534)
Changes in Assets and Liabilities
Accounts Receivable	822	297
Inventory	175	789
Prepaid Expenses and Other	72	37
Prepaid Marketing Expenses	462	437
Accounts Payable and Accrued Expenses	(477)	(1,678)
Deferred Revenue	(197)	148
Net Cash Provided By Operating Activities	7,136	5,960

Cash Flows From Investing Activities
Purchases of Equipment	(106)	(177)
Expenditures for Intangibles	(15)	(78)
Expenditures for Prepublication Costs	(4,821)	(4,724)
Net Cash Used In Investing Activities	(4,942)	(4,979)

Cash Flows From Financing Activities
Net Payments Under Line of Credit	(163)	(465)
Proceeds From the Exercise of Stock Options	-	88
Principal Payments On Long Term Debt	(2,042)	(649)
Net Cash Used In Financing Activities	(2,205)	(1,026)

Net Decrease in Cash and Cash Equivalents	(11)	(45)

Cash and Cash Equivalents
Beginning of Year	53	98
End of Year	$42	$53

Supplemental Cash Flow Information
Cash Payments for:
Interest	$692	$1,180

Exhibit 1

Reconciliation of Net Loss to Non-GAAP Adjusted Net Income (Loss)

(In Thousands - Except Share Data)
	Three Months Ended		12 Months Ended
	5/31/2009	5/31/2008	5/31/2009	5/31/2008
Net Loss	$(1,270)	$(662)	$(1,111)	$(774)

Amortization of Prepublications Costs	1,516	1,639	6,556	6,704
Cash Expenditures for Prepublication Costs	(1,155)	(835)	(4,821)	(4,724)
Market Value Adjustment of Interest Rate Swap	(31)	(90)	5	148
Adjusted Income Tax Benefit	(122)	(286)	(644)	(851)
Subtotal	$(1,062)	$(234)	$(15)	$503
Deferred Tax Valuation Allowance	700	-	700	-
Non-GAAP Net Income (Loss)	$(362)	$(234)	$685	$503

Basic Weighted Shares Outstanding	4,462	4,455	4,457	4,445

Non-GAAP Earnings (Loss) Per Share	$(0.08)	$(0.05)	$0.15	$0.11

Exhibit 2

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(In Thousands)
	12 Months Ended
	5/31/2009	5/31/2008
Net Cash Provided by Operating Activities	$7,136	$5,960
Cash Expenditures for Equipment and Intangibles	(121)	(255)
Cash Expenditures for Prepublication Costs	(4,821)	(4,724)
Free Cash Flow	$2,194	$981